                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           -------------------------


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                             QUANTA SERVICES, INC.
             (Exact name of registrant as specified in its charter)



               Delaware                                       74-2851603

(State of incorporation or organization)                   (I.R.S. Employer
                                                          Identification No.)



                               3555 Timmons Lane
                                   Suite 610
                              Houston, Texas 77027

          (Address of principal executive offices, including zip code)


       Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class            Name of each exchange on which
          to be so registered            each class is to be registered

        Common Stock, $0.00001 Par Value      New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                 (Title of Class)
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Item 1.   Description of Registrant's Securities to be Registered

          Common Stock, $0.00001 Par Value
          --------------------------------

      The capital stock of Quanta Services, Inc. (the "Company" or "Registrant") consists of 50,000,000 shares of common stock, par value $0.00001 per share, 36,654,667 of which are shares of common stock (the "Common Stock") and 3,345,333 of which are shares of common stock with voting restrictions (the "Limited Vote Common Stock"), and 10,000,000 shares of preferred stock, par value $0.00001 per share (the "Preferred Stock").

      The Company has filed an application to list the Common Stock and the Limited Vote Common Stock on the New York Stock Exchange, Inc. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders, including election of directors. Holders of Limited Vote Common Stock voting as a class are entitled to elect one member of the Board of Directors of the Company (the "Board"), but are not otherwise entitled to vote in the election of members of the Board. Only holders of Limited Vote Common Stock shall have the right to remove the member of the Board elected by them. Subject to the foregoing, and except as otherwise required by law, each holder of Limited Vote Common Stock shall be entitled to one-tenth of one vote for each share of Limited Vote Common Stock standing in the holder's name on the books of the Company. Subject to the rights of any then outstanding Preferred Stock of the Company, the holders of the Common Stock and Limited Vote Common Stock are entitled to such dividends as may be declared in the discretion of the Board out of funds legally available therefor. Holders of the Common Stock and Limited Vote Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock and Limited Vote Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Each share of Limited Vote Common Stock will automatically convert into Common Stock on a share-for-share basis (i) in the event of a disposition by the holder of such share of Limited Vote Common Stock or (ii) in the event any person acquires or offers to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company. All of the outstanding shares of Common Stock and Limited Vote Common Stock are fully paid and nonassessable.

      The Company's Restated Certificate of Incorporation provides for blank check Preferred Stock, which may be issued without shareholder approval. The ability of the Company to issue shares of such Preferred Stock, without further stockholder approval, may inhibit a change in control of the Company. The Company expects to enter into employment agreements with each executive officer and key employees. The foregoing employment agreements require the Company to pay certain amounts to such employees upon their termination following certain events including a change in control of the Company. Thus, such agreements may also inhibit a change in control of the Company. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Board by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2.   Exhibits

          All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange, Inc.


                                   SIGNATURES
                                   ----------


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized.



                              QUANTA SERVICES, INC.



                              By: /s/ James H. Haddox
                                 ---------------------------------------
                                  James H. Haddox, Secretary


Date: January 23, 1998